Filed Pursuant to Rule 433
Dated May 31, 2007
Registration No. 333-106040
AMERICAN INTERNATIONAL GROUP, INC.
$750,000,000
6.45% Series A-4 Junior Subordinated Debentures
Final Term Sheet

Issuer:	American International Group, Inc.

Title of Securities:	6.45% Series A-4 Junior Subordinated Debentures (the “Junior Subordinated Debentures”)

Aggregate Principal Amount of Firm Securities:	$750,000,000

Over-allotment Option:	Underwriters have an option to purchase up to an additional $112,500,000 principal amount of the Junior Subordinated Debentures, at the Price to Public, exercisable within 15 days of the date hereof, solely to cover any over-allotments.

Price to Public:	Par. ($25 per $25 principal amount of Junior Subordinated Debentures)

Underwriting Commissions:	$0.7875 per $25 principal amount of Junior Subordinated Debentures

Trade Date:	May 31, 2007

Settlement Date:	June 7, 2007 (T+5)

Scheduled Maturity Date:	June 15, 2047

Final Maturity Date:	June 15, 2077

Interest Rate and Interest Payment Dates During Fixed Rate Period:	6.45% from and including June 7, 2007 to but excluding June 15, 2047, payable quarterly in arrears on each March 15, June 15, September 15 and December 15, beginning on September 15, 2007.

Interest Rate and Interest Payment Dates During Floating Rate Period:	Annual rate equal to three-month LIBOR plus 1.82%, from and including the Scheduled Maturity Date, payable quarterly in arrears on each March 15, June 15, September 15 and December 15, beginning on September 15, 2047. If three-month LIBOR cannot be determined for the quarterly interest period beginning on the Scheduled Maturity Date in the manner specified in the preliminary prospectus supplement for the Junior Subordinated Debentures, “three-month LIBOR” will be 5.36%.

Day Count:	30/360 during the Fixed Rate Period and actual/360 during the Floating Rate Period

Optional Redemption:	Subject to restrictions under the Replacement Capital Covenant, redeemable, in whole or in part, on any interest payment date on or after June 15, 2012, at par, together with interest accrued to the redemption date.

Redemption for Rating Agency Event:	Subject to restrictions under the Replacement Capital Covenant, redeemable in whole but not in part, at the option of AIG at any time prior to June 15, 2012, at the greater of par and discounted present value at the adjusted treasury rate plus 0.50% (with interest accrued to the redemption date) if a “rating agency event” occurs.

Redemption for Tax Event:	Subject to restrictions under the Replacement Capital Covenant, redeemable in whole but not in part, at the option of AIG at any time prior to June 15, 2012, at par (with interest accrued to the redemption date) if a “tax event” occurs.

Replacement Capital Covenant:	A replacement capital covenant will apply until June 15, 2057. The dates referred to in the prospectus supplement on which the “applicable percentage” and the types of securities that constitute “qualifying capital securities” (as therein defined) will change are June 15, 2027 and June 15, 2047.

CUSIP:	026874800

ISIN:	US0268748003

Joint Bookrunning Managers:	Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC.

Co-Managers:	A.G. Edwards & Sons, Inc., RBC Dain Rauscher Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Wells Fargo Securities, LLC.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (877) 858-5407, Merrill Lynch & Co. toll free at 1-866-500-5408, Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649, UBS Securities LLC toll free at 1-888-722-9555 ext. 1088 and Wachovia Capital Markets, LLC toll free at 1-866-289-1262.